EXHIBIT 99.2

GREIF, INC. ELECTS EDWARDS TO BOARD, APPROVES INCENTIVE PLAN

DELAWARE, Ohio (Feb. 27, 2006) – At the Greif, Inc. (NYSE: GEF, GEF.B) annual meeting of stockholders on Feb. 27, Bruce A. Edwards, 50, was elected to the Board of Directors. He replaces David J. Olderman, who retired as of the end of his term.

Edwards is chief operating officer, Americas/Asia Pacific for Deutsche Post World Net (DHL), responsible for contract logistics operations in more than 15 countries. He was formerly chief executive officer of Exel Americas, a supply chain services company, prior to its recent acquisition by Deutsche Post in December 2005. Edwards is also a member of the Council of Supply Chain Management Professionals (CSCMP), the Warehousing Education and Research Council (WERC) and a former board member of the International Warehouse Logistics Association (IWLA). He resides in Westerville, Ohio.

Edwards joins Vicki L. Avril, Charles R. Chandler, Michael H. Dempsey, Michael J. Gasser, Daniel J. Gunsett, Judith D. Hook, Patrick J. Norton and William B. Sparks, Jr., each of whom were re-elected for a one-year term on the Board.

In other business, stockholders approved the Company’s amended and restated Long-Term Incentive Plan.

Greif is the world leader in industrial packaging products and services. The company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in 43 countries to serve global as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

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Contact:

Deb Strohmaier, APR

Director, Communications

+1 740-549-6074

debra.strohmaier@greif.com